Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sculptor Acquisition Corp I (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-260302) of our report dated April 2, 2021, except for Note 2 and Note 8, as to which the date is June 4, 2021, and Note 9, as to which the date is October 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of March 15, 2021, and for the period from March 8, 2021 (inception) through March 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Boston, MA
November 19, 2021